Exhibit (b)(2)

Chapters Holdco Inc.

c/o Elliott Management Corporation

40 West 57th Street

New York, New York 10019

June 21, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION

One Boston Place, 19th Floor

Boston, MA 02108

BANK OF AMERICA, N.A.

BOFA SECURITIES, INC.

One Bryant Park

New York, NY 10036

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

520 Madison Ave., 40th Floor

New York, NY 10022

PATHLIGHT CAPITAL FUND I LP

18 Shipyard Drive

Hingham, MA 02043

Re: Letter Agreement Pursuant to
Commitment Letter Dated June 6, 2019
and
Arranger Fee Letter Dated June 6, 2019

Ladies and Gentlemen:

Reference is hereby made to the following agreements:

(a)                                 the Commitment Letter, dated as of June 6, 2019 (the “Commitment Letter”), by and among Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (“BofA”), Carlyle Global Credit Investment Management L.L.C. (“Carlyle”) and Pathlight Capital Fund I LP (“Pathlight”, and together with Wells Fargo, BANA, BofA and Carlyle, the “Original Commitment Parties”) and Chapters Holdco Inc. (“Holdings”) and Chapters Merger Sub Inc. (“Newco”); and

(b)                                 the Arranger Fee Letter, dated as of June 6, 2019 (the “Arranger Fee Letter”), by and among the Original Commitment Parties and Holdings and Newco.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Commitment Letter or the Arranger Fee Letter, as applicable.

1.                                      Additional Committing Lenders.  As contemplated by Section 2 of the Commitment Letter, the parties hereto agree (a) to allocate 15.0% of the commitments in the

ABL Revolving Facility (including without limitation any ABL Increase)- to SunTrust Bank (“SunTrust Bank”)  (collectively with its affiliate SunTrust Robinson Humphrey, Inc. (“STRH”),  the “Additional Commitment Party”), (b) that the corresponding commitments of each of Wells Fargo and BANA in respect of the ABL Revolving Facility are hereby reduced as set forth on Annex A to this letter agreement and (c) that for purposes of determining whether a Successful ABL Syndication has occurred, the Additional Commitment Party shall hold commitments with respect to, or loans under, the ABL Revolving Facility of not more than $105.0 million. Notwithstanding anything in the Commitment Letter or the Fee Letter to the contrary neither Wells Fargo nor BANA shall prior to the 60th day following the Closing Date reduce its commitment under the ABL Revolving Facility to an amount that is less than the commitment of SunTrust Bank.

2.                                      Agreement of Additional Commitment Party to Be Bound; Titles; Etc. By execution hereof, the parties hereto agree that (a) SunTrust Bank hereby commits to provide 15.0% of the ABL Revolving Facility (including without limitation any ABL Increase) and (b) the Additional Commitment Party agrees to be and shall be bound by the terms and conditions, subject to all commitments and obligations and entitled to all of the benefits of a “Joint Bookrunner” (as to STRH), “Commitment Party” (as to the Additional Commitment Party) and “Initial Lender” (as to SunTrust Bank) under the Commitment Letter and the Arranger Fee Letter as if the Additional Commitment Party were originally a party thereto.  STRH shall act as a joint bookrunner for the ABL Revolving Facility.

3.                                      Effect; Amendments; Governing Law; Etc.  Except as specifically amended by this letter agreement, the Commitment Letter and the Arranger Fee Letter shall remain in full force and effect. This letter agreement shall be construed in connection with and form part of the Commitment Letter and the Arranger Fee Letter, as applicable, and any reference to any of the Commitment Letter or the Arranger Fee Letter shall be deemed to be a reference to the Commitment Letter and the Arranger Fee Letter, each as amended by this letter agreement. This letter agreement may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by the parties hereto. This letter agreement, the Commitment Letter and the Arranger Fee Letter set forth the entire agreement between the parties hereto and supersede all prior understandings, whether written or oral, between the parties hereto with respect to the matters herein and therein. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This letter agreement and the rights and duties of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

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This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,

Chapters Holdco Inc.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Chapters Merger Sub Inc.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Joinder]

ACKNOWLEDGED AND AGREED as of the date first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Stavrakos
Name: Michael Stavrakos
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Stephen T. Szymanski
Name: Stephen T. Szymanski
Title: Director

BOFA SECURITIES, INC.

By:	/s/ Stephen T. Szymanski
Name: Stephen T. Szymanski
Title: Director

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Authorized Signatory

PATHLIGHT CAPITAL FUND I LP

By: Pathlight Partners GP LLC, its General Partner

By:	/s/ Kyle C. Shonak
Name: Kyle C. Shonak
Title: Managing Director

[Signature Page to Joinder]

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ J. Matney Gornall
Name:	J. Matney Gornall
Title:	VP

SUNTRUST BANK

By:	/s/ J. Matney Gornall
Name:	J. Matney Gornall
Title:	VP

[Signature Page to Joinder]

Annex A

Initial Lender	Current Committed Percentage in Respect of the ABL Revolving Facility	Revised Committed Percentage in Respect of the ABL Revolving Facility	Current Committed Percentage in Respect of the FILO Facility	Revised Committed Percentage in Respect of the FILO Facility
Wells Fargo	60.0% of the ABL Revolving Facility.	51.0% of the ABL Revolving Facility.	40.0% of the FILO Facility.	40.0% of the FILO Facility.
BANA	40.0% of the ABL Revolving Facility.	34.0% of the ABL Revolving Facility.	0.0% of the FILO Facility.	0.0% of the FILO Facility.
Carlyle	0.0% of the ABL Revolving Facility.	0.0% of the ABL Revolving Facility.	30.0% of the FILO Facility.	30.0% of the FILO Facility.
Pathlight	0.0% of the ABL Revolving Facility.	0.0% of the ABL Revolving Facility.	30.0% of the FILO Facility.	30.0% of the FILO Facility.
SunTrust Bank	0.0% of the ABL Revolving Facility.	15.0% of the ABL Revolving Facility.	0.0% of the FILO Facility.	0.0% of the FILO Facility.